                  This AGREEMENT dated as of April 17, 1998 is made and entered into by and between Graham-Field Health Products, Inc., a Delaware corporation (the "Company"), and each of the stockholders of the Company listed on the signature pages hereto (the "Fuqua Family Stockholders").

                  WHEREAS, the Company and the Fuqua Family Stockholders have entered into a Stockholders Agreement, dated as of September 5, 1997, by and among the Company, the Fuqua Family Stockholders, Irwin Selinger, BIL (Far East Holdings) Limited and BIL Securities (Offshore) Ltd. (the "Stockholders Agreement");

                  WHEREAS, the Company and the Fuqua Family Stockholders have entered into a Registration Rights Agreement, dated as of September 5, 1997 (the "Registration Rights Agreement"); and

                  WHEREAS, the Company and the Fuqua Family Stockholders wish to terminate the Stockholders Agreement and to enter into alternative arrangements;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                  1. Definitions. Except as otherwise specifically indicated, the following terms have the following meanings for all purposes of this
Agreement:

                  "Affiliate" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act.

                  "beneficially owns" (or comparable variations thereof) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3)
of the Exchange Act) other than an Exempt Person, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than an Exempt Person, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of 50% or more of the Voting Securities of the Company (measured by Voting Power rather than number of shares), (iv) during any period of 12 consecutive months after the date of this Agreement, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company, together with any Continuing Directors, cease for any reason to constitute a majority of the Board of Directors of the Company then in office; and (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Securities of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Securities of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), but only if the condition specified in clause (iv) also has occurred.

                  "Continuing Director" means (i) any individual serving as a member of the Board of Directors at the time of this Agreement for so long as such individual is a member of the Board of Directors, and (ii) any individual who is recommended or elected to serve as a member of the Board of Directors by at least a majority of the Continuing Directors then in office, for so long as such individual is a member of the Board of Directors.

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Equity Securities" means Voting Securities, Convertible Securities and Rights to Purchase Voting Securities.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Exempt Person" means the Company or any employee benefit plan or stock ownership plan of either the Company or any of its subsidiaries.

                  "Liens" means any lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind.

                  "Person" means any individual, corporation, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

                  "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives of such entity.

                  "Restricted Group" means (i) any Fuqua Family Stockholder,
(ii) any and all Persons directly or indirectly controlled by or under common control with any Fuqua Family Stockholder, (iii) if such Fuqua Family Stockholder is an individual, (a) any member of such Fuqua Family Stockholder's family (including any spouse, parent, sibling, child, grandchild or other lineal descendant, including adoptive children), (b) the heirs, executors, personal representatives and administrators of any of the foregoing persons, (c) any trust established for the benefit of any of the foregoing persons and (d) any charitable foundations established by any of the foregoing persons, and (iv) any and all groups (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Fuqua Family Stockholder or any Person directly or indirectly controlling, controlled by or under common control with such Fuqua Family Stockholder is a member, other than any such group not acting for the purpose of acquiring, holding or beneficially owning Equity Securities.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Subsidiary" means any Person in which the Company or the Fuqua Family Stockholders, as the case may be, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interest in, or the Voting Power of, such Person.

                  "Voting Power" means, with respect to any Outstanding Voting Securities, the highest number of votes that the holders of all such Outstanding Voting Securities would be entitled to cast for the election of directors or on any other matter (except to the extent such voting rights are dependent upon events of default or bankruptcy), assuming, for purposes of this computation, the conversion or exchange into Voting Securities of Convertible Securities (whether presently convertible or exchangeable or not) and the exercise of Rights to Purchase Voting Securities (whether presently exercisable or not), in either case to the extent that any such action would increase the number of such votes.

                  "Voting Securities" means the Company Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of directors; "Convertible Securities" means securities of the Company which are convertible or exchangeable (whether presently convertible or exchangeable or not) into Voting Securities; "Rights to Purchase Voting Securities" means options and rights issued by the Company (whether presently exercisable or not) to purchase Voting Securities or Convertible Voting Securities; and "Outstanding Voting Securities" means at any time the then issued and outstanding Voting Securities, Convertible Securities (which shall be counted at the maximum number of Voting Securities for which they can be converted or exchanged) and Rights to Purchase Voting Securities (which shall be counted at the maximum number of Voting Securities for which they can be exercised).

                  2. Termination of Stockholders Agreement; Continuation of Registration Rights Agreement. The Stockholders Agreement is hereby terminated in all respects. The Registration Rights Agreement will continue in full force and effect in accordance with its terms. In connection with any transaction permitted pursuant to this Agreement, the Company shall or shall cause any legend not otherwise required by applicable law to be promptly removed from certificates evidencing Equity Securities.


                  3. Board of Directors. Effective as of the date of this Agreement, J. Rex Fuqua hereby resigns his seat on the Board of Directors and the Fuqua Family Stockholders relinquish their entitlement, pursuant to the Stockholders Agreement, to a seat on the Board of Directors; provided that J. Rex Fuqua is not prohibited from becoming a director of the Company in the future following a Change in Control.

                  4. Press Release. Prior to the opening of the New York Stock Exchange on April 20, 1998, the Company will issue a press release in the form of Exhibit A attached hereto (the "Press Release").


                  5. Purchases of Company Common Stock. Commencing on the second business day following the issuance of the Press Release, the Fuqua Family Stockholders intend, subject to market conditions and to the extent permitted by applicable laws, to initiate, within a two-week period (the "Purchase Period"), the purchase in the open market of up to a number of shares of common stock, par value $.025 per share, of the Company (the "Company Common Stock"), equal to the greater of (i) 370,000 shares of Company Common Stock and (ii) a number of shares of Company Common Stock which, when added to the Fuqua Family Stockholders current holdings, will not exceed 10% of the Voting Power of the Outstanding Voting Securities (the "Stock Purchases").

                  6. Limitation on Acquisition of Equity Securities. For a period of five (5) years from the date of this Agreement, other than any Stock Purchases completed during the Purchase Period, no Fuqua Family Stockholder shall, directly or indirectly, purchase or acquire, or make any offer to or agree to purchase or acquire, beneficial ownership of any additional Equity Securities if, after giving effect to such purchase or acquisition, the beneficial ownership of Company Common Stock by the Fuqua Family Stockholders would exceed ten percent (10%) of the Voting Power of the Outstanding Voting Securities, except for acquisitions by way of stock dividends, stock splits or other distributions or offerings made available to holders of Company Common Stock generally.

                  7. Standstill. For a period of five (5) years from the date of this Agreement, but only during such periods as members of the Restricted Group own in the aggregate five percent (5%) of the Voting Power of the Outstanding Voting Securities, no member of the Restricted Group will, and they will not assist or encourage others (including by providing financing) to, directly or indirectly (i) acquire or agree, offer, seek or propose (whether publicly or otherwise) to acquire ownership (including but not limited to beneficial ownership) of any substantial portion of the assets or Equity Securities of the Company, whether by means of a negotiated purchase of assets, tender or exchange offer, merger or other business combination, recapitalization, restructuring or other extraordinary transaction (a "Business Combination"), or (ii) engage in any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the Exchange Act, but disregarding clause (iv) of Rule 14 1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or
(2)), or form, join or in any way participate in a "group" (as defined under the Exchange Act), other than a group consisting solely of members of the Restricted Group, with respect to any Equity Securities; provided that the Fuqua Family Stockholders will be free to (x) tender their shares of Company Common Stock in connection with a third party tender or exchange offer for the Company regardless of whether such tender offer is recommended by the Board of Directors, (y) participate in any other offer made generally to holders of any class of Equity Securities and (z) conduct a "solicitation" of "proxies" of other members of the Restricted Group. No member of the Restricted Group will request the Company or any of its Representatives to amend or waive any provision of this paragraph (including this sentence) or Section 5. Nothing contained in this Section 7 is intended to or shall limit the rights of the Fuqua Family Stockholders to purchase additional Equity Securities as permitted by Section 6, to vote their Equity Securities as provided in Section 8(b) or to dispose of their Equity Securities to a person engaged in activities described in clause (i) or (ii) above or otherwise.

                  8. Ownership and Voting of Company Shares. (a) Each Fuqua Family Stockholder represents and warrants to the Company that such Stockholder owns, beneficially and of record, as of the date hereof, the number of shares of Company Common Stock listed on Schedule I hereto (collectively, the "Company Shares"), subject to no rights of others and free and clear of all Liens. Such Fuqua Family Stockholder's right to vote or assign, pledge, hypothecate or otherwise transfer or dispose of (" Dispose" or a "Disposition") of the Company Shares beneficially owned by such Fuqua Family Stockholder is not subject to any voting trust, voting agreement, voting arrangement or proxy and such Fuqua Family Stockholder has not entered into any contract, option or other arrangement or undertaking with respect thereto. The representations and warranties in this Section 8(a) are subject to the rights, Liens and arrangements relating to Fuqua Holdings--I, L.P., The Jennifer Calhoun Fuqua Trust, The Lauren Brooks Fuqua Trust and The J.B. Fuqua Foundation, Inc.

                  (b) Each Fuqua Family Stockholder will, with respect to those Company Shares that such Stockholder either owns of record on the record date for voting at the 1998 Annual Meeting of Stockholders of the Company (the "1998 Annual Meeting") or special meeting of Company stockholders prior to the 1998 Annual Meeting or for granting any written consent in connection with the solicitation of written consents in lieu of such a meeting or with respect to which such Fuqua Family Stockholder otherwise controls the vote, vote or cause to be voted such shares (or execute written consents with respect to such shares) (x) for the nominees recommended by the Board of Directors, (y) on all other proposals of the Board of Directors, as the Restricted Group determines in its sole discretion and (z) on all proposals of any other stockholder of the Company, in accordance with the recommendation of the Board of Directors. Notwithstanding the foregoing, (i) to the extent that any member of the Restricted Group holds or is empowered to vote or to effect the voting of

Voting Securities in a fiduciary or comparable capacity and, in the exercise of such duties, such member of the Restricted Group determines that it is not appropriate to vote such Voting Securities in accordance with the recommendation of the Board of Directors as contemplated by clause (z) above, then such member of the Restricted Group may vote such Voting Securities in such manner as he or she determines is appropriate. The provisions of this paragraph (b) shall terminate after the 1998 Annual Meeting, after which time the Restricted Group shall be free to vote their shares in their absolute discretion.

                  9. No Litigation. (a) The Fuqua Family Stockholders will not commence any lawsuits against the Company or any of its former, current or future officers, directors or Affiliates arising out of or related to matters occurring on or prior to the date of this Agreement and will not become active participants in any of the class action lawsuits currently pending against the Company at the date of this Agreement (the "Current Class Action Lawsuits") or any class action lawsuits that may be filed arising out of circumstances leading or related to the Current Class Action Lawsuits; provided that the Fuqua Family Stockholders (i) may participate in any recovery to which they are entitled in such class action lawsuits as stockholders of the Company, (ii) may participate in depositions or interrogatories or otherwise act as witnesses or otherwise participate to the extent required by applicable law, regulation or legal process and (iii) may assert affirmative defenses and, to the extent they determine in good faith that the Company's directors' and officers' insurance and ability to provide indemnity will not be sufficient to hold them harmless in the event of any litigation in which they are named as defendants, bring counterclaims, cross-claims, claims for contribution and other assertions of claims against the Company or any of its former, current or future officers, directors or Affiliates if and when, as to any such counterclaims, cross-claims, claims for contribution and other assertions of claims, it becomes necessary to do so in light of applicable rules of procedure, statutes of limitation or other time bars.

                  (b) Nothing contained in the immediately preceding paragraph is intended to or shall limit or impair the existing contractual arrangements of the Company or any of its Affiliates with the Fuqua Family Stockholders or the right of any Fuqua Family Stockholder to share in the proceeds of the Company's or its Affiliates' directors' and officers' insurance or benefit from rights to indemnity provided under any state corporation law or the Company's or any Affiliate's Certificate of Incorporation or Bylaws or other contractual arrangements, or to limit or impair the right of any Fuqua Family Stockholder to enforce or seek redress for the breach of any of the foregoing rights.

                  (c) The Company will not commence any lawsuits against any Fuqua Family Stockholder or any of their former, current or future officers, directors, partners, trustees or Affiliates arising out of or related to matters occurring on or prior to the date of this Agreement; provided that nothing in this paragraph in intended to or shall limit or impair the Fuqua Family Stockholders' contractual arrangements with the Company or any of its Affiliates or to limit or impair the right of the Company to enforce or seek redress for the breach of any of such contractual arrangements.

                  10. Non-Disparagement. The Company and the Fuqua Family Stockholders will not hereafter make any oral or written statements or reveal any information to any person, company or agency which is disparaging or damaging to the reputation or business of the Company and/or any of its Affiliates (and their respective former, current or future directors and officers) or the Fuqua Family Stockholders, respectively; provided that the foregoing will not restrict any statement or revelation required by applicable law, regulation or judicial process.

                  11. Fuqua Family Stockholders' Schedule 13D. The Fuqua Family Stockholders will either (i) replace their existing Schedule 13D filing with a
Schedule 13G filing or (ii) amend their Schedule 13D filing to reflect the terms of and transactions contemplated by this Agreement and will set forth in Item 4 of such Schedule 13D that the Fuqua Family Stockholder hold their shares of Company Common Stock as a "passive investor" for investment purposes only and that they have no plans or proposals that would result in any of the events listed in sections (a) through (j) of Item 4 of Schedule 13D. Similar statements will be made in any other regulatory filings required in connection with the Stock Purchases.

                  12. Amendment and Waiver. (a) This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  (b) Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

                  13. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to any Fuqua Family Stockholder, to:

                  c/o Fuqua Capital Corporation
                  One Atlantic Center
                  1201 West Peachtree Street
                  Suite 500
                  Atlanta, GA  30309
                  Facsimile No.:  (404) 815-4528
                  Attn:  J. Rex Fuqua

                  with a copy to:

                  Kramer, Levin, Naftalis & Frankel
                  919 Third Avenue
                  New York, NY  10022-3903
                  Facsimile No.:  (212) 715-8066
                  Attn: Thomas E. Constance, Esq.

                  If to the Company, to:

                  Graham-Field Health Products, Inc.
                  400 Rabro Drive East
                  Hauppauge, New York  11788
                  Facsimile No.:  (516) 582-5608
                  Attn: Richard S. Kolodny, Esq.

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy
                  1 Chase Manhattan Plaza
                  New York, NY  10005
                  Facsimile No.:  (212) 530-5219
                  Attn:  Robert S. Reder, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  14. Irrevocable Appointment of Agent. By the execution and delivery of this Agreement, including counterparts hereof, each Fuqua Family Stockholder hereby irrevocably constitutes and appoints J. Rex Fuqua as the true and lawful agent and attorney-in-fact of each such Fuqua Family Stockholder (such individual, or such other individual as Fuqua Family Stockholders who own a majority of the aggregate Equity Securities then owned by all the Fuqua Family Stockholders (the "Requisite Stockholders") shall designate in writing to the Company from time to time, is herein referred to as the "Agent"), to do or refrain from doing all such further acts and things, and to execute all such documents, as the Agent shall deem necessary or appropriate in connection with this Agreement. Unless there is no existing person that has been designated to act as Agent by the Requisite Stockholders, all rights of the Fuqua Family Stockholders under this Agreement shall be exercised by the Fuqua Family Stockholders only through or by the Agent in his or her capacity as agent of the Fuqua Family Stockholders hereunder, and the Company shall not be required to take directions from any other Stockholder for so long as such Agent continues to serve and has not otherwise been removed as Agent pursuant to notice to the Company from the Requisite Stockholders. If at any time no Person is serving as Agent, the Company shall not be required to take action except upon the direction of the Requisite Stockholders.

                  15. Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, and contains, together with the Registration Rights Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  16. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                  17. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any parties hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns and legal representatives.

                  18. Specific Performance; Legal Fees. The parties acknowledge that money damages are not an adequate remedy for violations of any provision of this Agreement and that any party may, in such party's sole discretion, apply to a court of competent jurisdiction for specific performance for injunctive or such other relief as such court may deem just and proper in order to enforce any such provision or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. The parties hereto agree that, in the event that any party to this Agreement shall bring any legal action or proceeding to enforce or to seek damages or other relief arising from an alleged breach of any term or provision of this Agreement by any other party, the prevailing party in any such action or proceeding shall be entitled to an award of, and the other party to such action or proceeding shall pay, the reasonable fees and expenses of legal counsel to the prevailing party.

                  19. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  20. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  21. Governing Law. Except to the extent that the DGCL is mandatorily applicable to the rights and obligations of the parties, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  22. Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action, suit or proceeding arising in connection with this Agreement, agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein to the extent permitted by law), and agrees to delivery of service of process by any of the methods by which notices may be given pursuant to Section 13, with such service being deemed given as provided in such Section; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 22 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction.

                  23. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each party hereto has signed this Agreement, or caused this Agreement to be signed by its officer thereunto duly authorized, as of the date first above written.


                                             GRAHAM-FIELD HEALTH PRODUCTS, INC.



                                             By:      __________________________
                                                      Name:
                                                      Title:


                                             ___________________________________
                                             J. B. FUQUA


                                             ___________________________________
                                             J. REX FUQUA


                                             FUQUA HOLDINGS - I, L.P.

                                             By:      FUQUA HOLDINGS, INC., its
                                                      General Partner

                                                      By:  _____________________
                                                           Name:  J. Rex Fuqua
                                                           Title: President

                                             THE JENNIFER CALHOUN FUQUA TRUST


                                             By:      __________________________
                                                      Name:  J. B. Fuqua
                                                      Title: Trustee


                                             THE LAUREN BROOKS FUQUA TRUST


                                             By:      __________________________
                                                      Name:  J. B. Fuqua
                                                      Title: Trustee

                                             THE J. B. FUQUA FOUNDATION, INC.


                                             By:      __________________________
                                                      Name:  J. B. Fuqua
                                                      Title: Chairman, President

                                                                      SCHEDULE I



              Company Shares Owned by the Fuqua Family Stockholders

         Stockholder                                             Number
         -----------                                             ------
         J. B. Fuqua                                             781,687

         J. Rex Fuqua                                            651,299

         Fuqua Holdings - I, L.P.                                768,600

         The Jennifer Calhoun Fuqua Trust                        337,770

         The Lauren Brooks Fuqua Trust                           337,768

         The J. B. Fuqua Foundation, Inc.                        146,366

                                                                       EXHIBIT A



                                  Press Release


FOR IMMEDIATE RELEASE                        Contacts:  Andrew A. Giordano
                                                          President and Chief
GRAHAM-FIELD HEALTH PRODUCTS, INC.                          Operating Officer
                                                          (516) 582-5900
400 RABRO DRIVE EAST
                                                          Richard S. Kolodny
HAUPPAUGE, NEW YORK  11788                                Vice President and
                                                            General Counsel
                                                          (516) 582-5900



                       GRAHAM-FIELD ANNOUNCES AGREEMENT TO
                         ALLOW FUQUA FAMILY TO PURCHASE
                      ADDITIONAL SHARES OF COMMON STOCK OF
                         GRAHAM-FIELD IN THE OPEN MARKET

HAUPPAUGE, NEW YORK, April 20, 1998 - Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, today reported that the Fuqua family has informed the Company that it intends to purchase additional shares of common stock of Graham-Field in the open market based on current market prices in an amount not to exceed the greater of 370,000 additional shares of common stock of the Company or such amount which, when added to the Fuqua family's current holdings, will not exceed 10% of the voting power of the Company's outstanding stock. Currently, the Fuqua family owns shares of common stock representing approximately 9% of the voting power of the Company's outstanding stock. In order to facilitate the Fuqua family's open market purchases, the Graham-Field Board of Directors has approved termination of the Stockholders Agreement with the Fuqua family and entry into another agreement incorporating certain of the provisions of such agreement so as to enable the Fuqua family to purchase additional shares in the open market. In addition, Graham-Field announced that J. Rex Fuqua has resigned from the Board of Directors.

Irwin Selinger, Chairman of the Board and Chief Executive Officer stated that "J. Rex Fuqua has decided to leave our Board of Directors in order to give him more time to pursue his many other interests. We will miss his wisdom and foresight. I admire and respect J.B. Fuqua and J. Rex Fuqua, and look forward to their continued participation as major stockholders of Graham-Field. I am pleased the Fuqua family is interested in increasing their ownership in our Company."

On December 30, 1997, Graham-Field acquired Fuqua Enterprises, Inc, which included the medical products business of Lumex, Basic American and Prism, all leading companies in their respective markets. The Fuqua acquisition has positioned Graham-Field as one of the leading suppliers of durable medical products in North America.

Graham-Field maintains distribution and manufacturing facilities throughout North America. Graham-Field manufactures, markets and distributes more than 45,000 healthcare and rehabilitation products for hospital, long-term care, assisted living, physician and home use to home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-

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looking statements. This press release contains forward-looking statements based on current expectations that could be affected by the risks and uncertainties involved in Graham-Field's business. These risks and uncertainties include, but are not limited to, the effect of economic and market conditions, the impact of the consolidation of health care practitioners, the impact of health care reform, opportunities for acquisitions and Graham-Field's ability to effectively integrate acquired companies, the acceptance and quality of software products, the ability to manage operations in foreign markets, possible disruptions in Graham-Field's computer systems or telephone systems, possible increases in shipping rates or interruptions in shipping service, the level and volatility of interest rates and currency values, the impact of current or pending legislation and regulation, as well as the risks described from time to time in Graham-Field's reports to the Securities and Exchange Commission, which include Graham-Field's Annual Report on Form 10-K for the year ended December 31, 1997 and Graham-Field's Registration Statement on Form S-4 dated as of December 19 1997. Any actual purchases of common stock will depend on numerous factors beyond Graham-Field's control, including market conditions. Subsequent written or oral statements attributable to Graham-Field or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this press release and those in Graham-Field's reports previously filed with the Securities and Exchange Commission.

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